NEWS RELEASE APG: TSX AGT: AMEX

Apollo Gold Reports
Third Quarter 2006 Results

Denver, Colorado - November 14, 2006 - Apollo Gold Corporation (“Apollo” or the “Company”) (APG:TSX, AGT:AMEX) announced today a net loss of $5.4 million, or $0.04 per share, for the three months ended September 30, 2006, as compared to a net loss of $7.2 million, or $0.07 per share, for the three months ended September 30, 2005. The net loss for the nine months ended September 30, 2006 was $12.1 million, or $0.10 per share, compared to a net loss of $18.0 million, or $0.18 per share, for the same period 2005. Unless otherwise indicated, all dollar amounts are reported in US currency.

R. David Russell, President and CEO of Apollo, said, “We are pleased with the progress on the remediation program at our Montana Tunnels mine which is being financed by our joint venture partner Elkhorn Tunnels, LLC (“Elkhorn”). (Weekly photographs of the work being carried out are available on our web page www.apollogold.com). We are on schedule for the mill to recommence operations in early 2007. Following the submission of our 43-101 for our Black Fox Project, we contracted SRK Consulting to undertake a reserve study of our underground resources and also complete a feasibility study of both the open pit and underground project in 2007.”

Third Quarter Highlights

Montana Tunnels - On July 28, 2006, we entered into a joint venture agreement (“JV Agreement”) with Elkhorn pursuant to which Elkhorn may make scheduled financial contributions in exchange for up to a 50% interest in the Montana Tunnels mine. With the expected financial contributions from Elkhorn, we plan to bring the Montana Tunnels mine back into production in February 2007. Recruitment of equipment maintenance personnel commenced on August 10, 2006 followed by the hiring of mine operating personnel during the first week of September. On September 10, 2006 remediation within the open pit recommenced and at September 30, 2006, 642,000 tons of waste had been mined. As at November 8, 2006, the tonnage mined had risen to approximately 3,000,000 tons. The overall remediation plan, which was developed in conjunction with a third party consultant Knight Piesold, calls for the unloading of 5,000,000 tons from the upper benches of the open pit to mitigate rock fall hazards. The plan also calls for a new, wider haul ramp and the removal of 2,500,000 tons of waste from the pit bottom. We expect the mill to commence operations in February 2007. As at September 30, 2006, Elkhorn had contributed $3.1 million towards its earn-in requirement of $13.0 million. As at November 14, 2006, Elkhorn had contributed $5.0 million, which is sufficient for Elkhorn to earn an initial 15% interest in the Montana Tunnels mine.

Black Fox - On August 14, 2006, we filed a Canadian National Instrument 43-101 (“43-101”) resources study for our Black Fox Project located near Timmins, Ontario. The report showed an open pit reserve of 448,800 ounces of gold (3,062,000 tonnes at 4.56 grams/ton) indicating a $77.3 million pre-tax cash flow (0% discount) at $600 per ounce gold price with operating costs of $256 per ounce. We report no reserves at Black Fox under SEC Industry Guide 7, which requires a final bankable feasibility study.

In addition to the above reserves, the report also showed the following indicated and inferred resources:

	Tonnes 000’s	Grade g Au/t	Grade oz Au/t
Open Pit - Material
Indicated Resource	2,356	3.27	0.105
Inferred Resource	6,626	4.00	0.129
Underground - Material
Indicated Resource	1,004	9.66	0.311
Inferred Resource	1,228	9.71	0.312

Non-Reserve Mineral Resources

Cautionary Note to US Investors concerning estimates of Indicated Mineral Resources. This press release uses the term“indicated mineral resources”. We advise US investors that while the term is recognized and required by Canadian regulations, the US Securities and Exchange Commission does not recognize it. US investors are cautioned not to assume that any part or all of the mineral deposits in these categories will ever be converted into mineral reserves.

Cautionary Note to US Investors concerning estimates of Inferred Mineral Resources. This press release uses the term “inferred mineral resources”. We advise US investors that while the term is recognized and required by Canadian regulations, the US Securities and Exchange Commission does not recognize it. “Inferred mineral resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. In accordance with Canadian rules, estimates of inferred mineral resources cannot form the basis of feasibility or other economic studies. US investors are cautioned not to assume that part or all of the inferred mineral resource exists, or is economically or legally minable.

Equity Offerings - Subsequent to the third quarter we completed the following equity offerings:

(1) On October 30, 2006, the Company completed an offering of 2,222,221 flow-through units of the Company at Cdn$0.45 per unit to the MineralFields Group for net proceeds of Cdn$903,000. Each flow-through unit is comprised of one flow-through common share of the Company and one-half of one share purchase warrant, each whole warrant exercisable into one common share of the Company for a period of two years from closing at an exercise price of Cdn$1.00 for the first twelve months and Cdn$1.15 for the last twelve months.

(2) On November 9, 2006, the Company completed an offering of approximately 16.7 million units of the Company at $0.30 per unit for net proceeds of approximately $4.6 million. Each unit sold in the offering consists of one common share and one-half of one warrant to purchase one common share at $0.50 exercisable for three years after closing.

Loss from Continuing Operations - The Company had a loss from continuing operations of $5.4 million, or $0.04 per share, for the three months ended September 30, 2006 compared to a loss of $3.6 million, or $0.04 per share, for the same period 2005. The loss from continuing operations for the nine months ended September 30, 2006 was $11.9 million, or $0.10, as compared to a loss of $12.0 million, or $0.12 per share, for the same period 2005. The increase in loss from continuing operations for the three and nine months ended September 30, 2006 over the same periods in 2005 are mainly the result of (1) the cessation of all production operations at the Montana Tunnels mine on May 12, 2006 and (2) the recommencing of mining activities at the Montana Tunnels mine in August 2006 when recruitment of operational personnel began and in September 2006 when mining and remediation of the open pit began following the signing of the JV agreement with Elkhorn.

Loss from Discontinued Operations - Loss from discontinued operations was nil for the three months ended September 30, 2006 compared to a loss of $3.6 million, or $0.03 per share, for the same period 2005. The loss from discontinued operations for the nine months ended September 30, 2006 was $0.3 million, as compared to a loss of $6.0 million, or $0.06 per share, for the same period 2005.

Consolidated Financial Results Summary
(All Dollars in US, 000's unless otherwise stated)

	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005

Loss from continuing operations	$(5,370)	$(3,614)	$(11,890)	$(12,006)
Loss from discontinued operations	-	(3,599)	(250)	(5,954)
Net loss for the period	(5,370)	(7,213)	(12,140)	(17,960)

Basic and diluted net loss per share from (US$):
Continuing operations	$(0.04)	$(0.04)	$(0.10)	$(0.12)
Discontinued operations	-	(0.03)	-	(0.06)
	(0.04)	(0.07)	(0.10)	(0.18)

Basic and undiluted shares (weighted average)
outstanding (millions of shares)	122.0	106.6	120.1	100.1

Apollo Gold Corporation

Apollo is a gold mining and exploration company with the Montana Tunnels mine in Montana, the Black Fox advanced stage development project in Ontario, Canada, and the Huizopa project, an early stage exploration project in the Sierra Madres in Chihuahua, Mexico.

Contact Information:
Investor Relations - Marlene Matsuoka
Phone: 720-886-9656 Ext. 217    Toll Free: 1-877-465-3484
E-mail: info@apollogold.com    Website: www.apollogold.com

FORWARD-LOOKING STATEMENTS
This press release includes forward-looking statements the meaning of section 21E of the United States Securities Exchange Act of 1934, as amended, with respect to our financial condition, results of operations, business prospects, plans, objectives, goals, strategies, future events, capital expenditure, and exploration and development efforts. Forward-looking statements can be identified by the use of words such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “continue,” or the negative of such terms, or other comparable terminology. These statements include comments regarding: our ability to effectively remediate the pit and wall instability problems at the Montana Tunnels mine, our plan to bring the Montana Tunnels mine back into production in February 2007, future cash flow from the Montana Tunnels mine, future financial contributions by Elkhorn in respect of the joint venture at Montana Tunnels, planned underground reserve study at Black Fox and resource estimates. These forward looking statements are subject to numerous risks, uncertainties and assumptions including unexpected changes in business and economic conditions, the results of independent Canadian NI 43-101 reports, the results of current and future exploration activities, and other factors disclosed under the heading “Risk Factors” in Apollo’s Annual Report on Form 10-K for the year ended December 31, 2005 and elsewhere in documents that Apollo files from time to time with the Toronto Stock Exchange, The American Stock Exchange, The United States Securities and Exchange Commission and other regulatory authorities. There can be no assurance that future developments affecting the Company will be those anticipated by management. The forecasts contained in this press release constitute management's current estimates, as of the date of this press release, with respect to the matters covered thereby. Apollo disclaims any obligation to update forward-looking statements, whether as a result of new information, future events or otherwise.